EXHIBIT 4.1

SECOND SUPPLEMENTAL INDENTURE

between

FEDNAT HOLDING COMPANY

and

THE BANK OF NEW YORK MELLON,

as Trustee

Dated as of April 19, 2021

to the

INDENTURE

Dated as of March 5, 2019,

As amended by the First Supplemental Indenture dated as of March 5, 2020

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of April 19, 2021 (the “Second Supplemental Indenture Effective Date”), is between FedNat Holding Company, a Florida corporation (the “Company”), and The Bank of New York Mellon, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company and the Trustee have executed and delivered an Indenture, dated as of March 5, 2019, as amended by the First Supplemental Indenture dated as of March 5, 2020 (together, the “Indenture”), pursuant to which the Company issued its Senior Unsecured Notes due 2029 (the “Notes”);

WHEREAS, pursuant to Section 9.2 of the Indenture, the Company may, with the written consent of the Holders of a majority in principal amount of the Notes then outstanding (the “Requisite Holders”), enter into a supplemental indenture to amend the terms of the Indenture in a manner permitted by such Section 9.2;

WHEREAS, the Company desires to amend the Indenture to permit the Company to issue additional debt securities and, accordingly, desires to amend Sections 3.3 and 3.4 as set forth herein;

WHEREAS, in consideration of the approval by the Requisite Holders of the amendments to the Indenture as set forth in this Second Supplemental Indenture, the Company has agreed that the Interest Rate on the Notes shall be increased from 7.50% to 7.75% per annum, effective beginning on March 15, 2021;

WHEREAS, pursuant to Sections 9.2 and 9.5 of the Indenture, the parties hereto, having the approval of the Requisite Holders (as evidenced by that certain Confirmation of Consents Certificate of Global Bondholder Services, as tabulation agent, dated April 19, 2021), are authorized to execute and deliver this Second Supplemental Indenture to amend the Indenture; and

WHEREAS, the Company has duly authorized the execution and delivery of this Second Supplemental Indenture, and all acts and things necessary to make this Second Supplemental Indenture a valid, binding and legal obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done and performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Second Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as so defined.

2. Amendments to the Indenture. The Indenture is hereby amended as follows.

The defined term “Interest Rate” is hereby replaced in its entirety with the following:

“Interest Rate” means, beginning on March 15, 2021, a per annum rate equal to (a) 7.75% for each Interest Accrual Period for which a Step-up Event is not in effect at all times during such Interest Accrual Period; or (b) for each Interest Accrual Period for which a Step-up Event is in effect at any point during such Interest Accrual Period, 7.75% plus an additional 50 basis points for each notch downgrade of the Company below “BBB-” (or its equivalent rating) by the Applicable Rating Agency.

Section 3.3(a) of the Indenture, “Limitation on Indebtedness,” is hereby replaced in its entirety with the following:

“(a) The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) unless (a) no Event of Default is continuing and (b) the Debt to Capital Ratio of the Company as of the balance sheet date immediately preceding the date on which such additional Indebtedness is incurred would have been no greater than 60%, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness and all other Indebtedness incurred since the immediately preceding balance sheet date had been incurred, except to the extent such Indebtedness is used to prepay other Indebtedness and the proceeds therefrom applied as of such day.”

Section 3.4 of the Indenture, “Limitation on Restricted Payments,” is hereby replaced in its entirety with the following:

“SECTION 3.4. Limitation on Restricted Payments. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend on or in respect of, its Capital Stock or purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company (other than wholly in exchange for Capital Stock of the Company (other than Disqualified Stock)); or

(b) make any payment or other distribution on any other securities of the Company or any of its Subsidiaries that rank junior to the Notes, including on any Indebtedness of the Company or any of its Subsidiaries (all such payments and other actions under (a) and (b), a “Restricted Payment”); unless, with respect to either clause (a) or clause (b), at the time of, and after giving effect to such Restricted Payment on a pro forma basis,

(i) no Default shall have occurred and be continuing (or would reasonably be expected to result therefrom); and

(ii) the Company’s Debt to Capital Ratio would be less than 20%.”

3. Governing Law; Jurisdiction. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION). THE PARTIES HERETO AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE.

4. Headings, Etc. The headings of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

5. Execution in Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart by facsimile, “portable document format” (pdf) or any other electronic means shall be effective as delivery of a manually executed counterpart thereof.

6. Severability. In the event any provision of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

7. Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

8. Concerning the Trustee. The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. All of the provisions contained in the Indenture in respect of the rights, powers, privileges, and immunities of the Trustee shall be applicable in respect of this Second Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

FEDNAT HOLDING COMPANY

By:	/s/ Ronald A. Jordan
Name: Ronald A. Jordan
Title: Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Shannon Matthews
Name: Shannon Matthews
Title: Agent

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